400 Collins Road NE
Cedar Rapids, Iowa 52498

EXHIBIT 99.1
News Release

Rockwell Collins’ third quarter earnings per share increase 13% to $1.01 on relatively flat sales

•	Total segment operating margins increase 200 basis points to 20.8%

•	Full year 2011 guidance for earnings per share from continuing operations narrowed to $4.00 - $4.10

CEDAR RAPIDS, Iowa (July 22, 2011) – Rockwell Collins, Inc. (NYSE: COL) today reported third quarter 2011 net income of $158 million, an increase of $16 million, or 11%, from the third quarter of fiscal year 2010 of $142 million. Earnings per share for the quarter were $1.01, an increase of $0.12, or 13%, from earnings per share of $0.89 for the same period in 2010.

The company reported a sales decrease of $18 million, or 1%, to $1.190 billion for its third quarter ended June 30, 2011 compared to sales of $1.208 billion for the same period a year ago. Total segment operating earnings increased 9% to $248 million, or 20.8% of sales, for the third quarter of 2011 compared to $227 million, or 18.8% of sales, for the third quarter of 2010.

”Very strong earnings growth in Commercial Systems more than offset the lingering impacts of the continuing resolution on our Government Systems business allowing the company to achieve a 13 percent increase in earnings per share on relatively flat sales,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Indicative of our strong operating performance this quarter, Commercial Systems increased their operating margins by 420 basis points on double-digit revenue growth while Government Systems increased margins as well despite an 11% decrease in sales.”

Jones went on to state, “The balance and diversity of our business is once again proving its value with continued strength in Commercial Systems fueling our growth as Government Systems adjusts to slower and dynamic market conditions. Our confidence in this business mix and unit operating performance enables us to narrow earnings guidance to the upper end of the previous range.”

Following is a discussion of fiscal year 2011 third quarter sales and earnings for each business segment. Commercial Systems’ segment results exclude the results of the Rollmet business for all periods presented. The divestiture is expected to close during the fourth quarter of fiscal year 2011 and is classified as a discontinued operation. The attached supplemental information includes a revised presentation of certain prior period disclosures, which have also been adjusted to reflect Rollmet as a discontinued operation.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2011 third quarter sales of $522 million, an increase of $68 million, or 15%, compared to sales of $454 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $45 million, or 19%, to $285 million driven by higher product deliveries for the Bombardier Global platform, increased air transport aircraft delivery rates and higher sales for customer-funded development programs. Aftermarket sales increased $28 million, or 15%, to $209 million primarily driven by increased service and support sales and higher air transport spare hardware revenue.

Commercial Systems third quarter operating earnings increased $33 million, or 45%, to $107 million, resulting in an operating margin of 20.5%, compared to operating earnings of $74 million, or an operating margin of 16.3%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to higher sales volume and a $9 million favorable adjustment to customer incentive reserves, partially offset by an increase in selling, general and administrative expense.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved 2011 third quarter sales of $668 million, a decrease of $86 million, or 11%, compared to the $754 million reported for the same period last year. The decrease in sales was primarily driven by the adverse impacts to customer orders as a result of U.S. Government delayed funding authorizations and lower deliveries of iForceTM public safety vehicle systems.

Airborne solutions sales increased $28 million, or 6%, to $488 million driven by higher revenue for the E-6 aircraft upgrade, the Common Range Integrated Instrumentation System and KC-46A tanker programs as well as higher revenue for rotary wing platforms. These items were partially offset by lower sales on the KC-135 GATM program. Surface solutions sales decreased $114 million, or 39%, to $180 million driven by fewer deliveries of iForceTM systems, the adverse impact from delayed funding authorization and certain programs that were terminated by the government for convenience due to budget priorities.

Government Systems third quarter operating earnings decreased $12 million to $141 million, resulting in an operating margin of 21.1%, compared to operating earnings of $153, or an operating margin of 20.3%, for the same period last year. The decrease in operating earnings was primarily the result of lower sales and higher company-funded research and development costs, partially offset by the absence of certain facility closure costs incurred last year. The improvement in operating margins when compared to the prior year, primarily resulted from a more favorable product sales mix.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments were $10 million for the third quarter 2011 compared to $12 million in the same period last year. The company’s effective income tax rate of 30.8% for the third quarter of 2011 was relatively flat when compared to the rate of 30.4% for the prior year.

Cash provided by operating activities for the first nine months of 2011 totaled $246 million compared to $440 million reported in the same period last year. The decrease in operating cash flow resulted from higher payments for employee incentive compensation of $71 million and $52 million related to increased pre-production engineering effort. The remaining $71 million was primarily driven by higher production inventory from government funding delays, increased safety stock purchases associated with the recent events in Japan, anticipated production volume increases and new programs.

During the third quarter of 2011 the company repurchased 1.1 million shares of its common stock at a total cost of $66 million, leaving $51 million available for authorized share repurchases. The company also paid dividends totaling $38 million, or 24 cents per share, on its common stock.

Discontinued Operations

During the third quarter of 2011, the company reached a definitive agreement to sell the Rollmet product line. The sale is expected to close during the fourth quarter of 2011. Rollmet has been accounted for as a discontinued operation for all periods presented and therefore certain prior period amounts have been reclassified to conform to the current year presentation.  For the three and nine months ended June 30, 2010, Commercial Systems sales have been reduced by $6 million and $23 million, respectively, and Commercial Systems operating earnings have been reduced by $1 million and $4 million, respectively.

Fiscal Year 2011 Outlook

The following table is a complete summary of the company’s updated fiscal year 2011 financial guidance and reflects an approximately $35 million reduction to sales as a result of classifying Rollmet as a discontinued operation:

▪	Total sales	$4.80 Bil. to $4.85 Bil.
	– Updated from	$4.8 Bil. to $5.0 Bil.

▪	Total segment operating margins	20.0% to 20.5%
	– Updated from	19.5% to 20.5%

▪	Earnings per share from continuing operations	$4.00 to $4.10
	– Updated from	$3.90 to $4.10

▪	Cash flow from operations	About $650 Million
	– Updated from	$650 Mil. to $750 Mil.

▪	Research & development costs	About $925 Million
	– Updated from	$900 Mil. to $950 Mil.

▪	Capital expenditures	About $150 Mil.

Business Highlights

Rockwell Collins selected for the KC-10 tanker cockpit upgrade program
The U.S. Air Force awarded Rockwell Collins a contract to provide systems integration and avionics for the KC-10 Cockpit Modernization Program. The contract, valued at more than $160 million over the life of the program, calls for Rockwell Collins to provide the flight management system, displays, data link communications and surveillance capabilities.

Embraer selected Rockwell Collins advanced avionics system for Brazilian Air Force KC-390 fleet
Embraer Defense and Security selected Rockwell Collins to provide its Pro Line Fusion® flight deck for the KC-390 tanker/transport aircraft. This is the first application of the Pro Line Fusion architecture in the military market. The Brazilian Air Force has committed to purchasing 28 KC-390 aircraft.

Rockwell Collins avionics and mission equipment selected for KC-46 Tanker
Rockwell Collins will provide a wide range of the most advanced technologies for the warfighter to Boeing on the KC-46 Tanker. A recently signed contract with Boeing calls for Rockwell Collins to provide the flight deck, aircraft networks, surveillance/air traffic management equipment, communications and navigation gear, as well as the advanced situational awareness and vision systems required for aerial refueling. The flight deck will utilize the same technology that Rockwell Collins is supplying for Boeing's 787 Dreamliner jet.

U.S. Navy ordered $25 million of 5th Generation ARC-210 radios
Rockwell Collins received $25 million in orders for ARC-210 Gen5 radios, providing much-needed networking and interoperability solutions to warfighters. In the wake of the first production delivery to the Program Office in April, this order will provide hundreds of production terminals featuring software defined networking capabilities that provide a growth path to host the Soldier Radio Waveform, and eventually, Mobile User Objective System waveforms.

Rockwell Collins Pro Line Fusion® granted Transport Canada certification on Bombardier’s Global Vision flight deck
Rockwell Collins announced that its Pro Line Fusion integrated avionics system was granted certification from Transport Canada on Bombardier Aerospace’s Global Vision flight deck. This marks the first certification of Pro Line Fusion on a customer aircraft. The Global Vision flight deck with Pro Line Fusion will be featured on Bombardier’s Global 5000 and Global 6000 business jets.

LAN Airlines selected Rockwell Collins avionics for 80 Airbus A320s
Chile-based LAN Airlines selected a full suite of Rockwell Collins avionics, including its WXR-2100 MultiScan™ Threat Detection System and GLU-925 Multi-Mode Receiver, for 80 Airbus A320s, which is one of the largest aircraft orders for an airline in South America. Deliveries will begin later this year and continue through 2016.

Rockwell Collins initiated a project to validate ADS-B airworthiness requirements for helicopters in Europe
Rockwell Collins, in collaboration with multiple helicopter operators, the European Aviation Safety Agency (EASA), Eurocontrol, and the Netherlands Civil Aviation Administration, completed an operational evaluation to successfully validate automatic dependent surveillance broadcast (ADS-B) out airworthiness requirements for helicopters operating over the North Sea. The multi-year project, of which Rockwell Collins was a leading participant, consisted of flight tests using Rockwell Collins TDR-94D transponder and, in some instances, the Rockwell Collins GPS-4000S GPS Sensor. Based on the project’s results, Rockwell Collins and its collaborators proposed new ADS-B equipment configurations for helicopters to EASA and approval is expected later this year.

Rockwell Collins brings the safety benefits of head-up flying to light business aircraft
Rockwell Collins introduced its HGS-3500™, the industry’s first Head-up Guidance System available for light- to mid-size business aircraft. The new HGS-3500 empowers flight crews to achieve greater precision at all times by presenting information in the pilot’s forward field of view, eliminating the need to continually transition from head-down instruments to a head-up, out-the window view during critical phases of flight.

Rockwell Collins divested Rollmet business
Rockwell Collins has reached an agreement to sell its Rollmet product line to Precision Castparts Corp. The sale is expected to close during the fiscal fourth quarter of 2011.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 22, 2011. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through September 22, 2011.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; the impacts of the earthquakes, tsunami and nuclear reactor disruptions in Japan, including potential supply shortages and other economic impacts; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; potential declining defense budgets resulting from budget deficits in the U.S. and abroad; impact from the delay in the resolution of program funding in the 2011 U.S. defense budget; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

Results for the company’s Rollmet product line business are reported as discontinued operations for all periods presented. Rollmet was previously reported in the Commercial Systems segment.

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2011	2010	2011	2010

Sales
Government Systems	$668	$754	$2,034	$2,063
Commercial Systems	522	454	1,476	1,297
Total sales	$1,190	$1,208	$3,510	$3,360

Segment operating earnings
Government Systems	$141	$153	$422	$437
Commercial Systems	107	74	280	208
Total segment operating earnings	248	227	702	645

Interest expense	(5)	(5)	(14)	(15)
Stock-based compensation	(6)	(6)	(18)	(17)
General corporate, net	(10)	(12)	(34)	(36)
Restructuring adjustment	0	0	0	1

Income from continuing operations before taxes	227	204	636	578

Income tax provision	(70)	(62)	(179)	(169)

Income from continuing operations	157	142	457	409
Income from discontinued operations, net of taxes	1	0	2	2

Net income	$158	$142	$459	$411

Diluted earnings per share:
Continuing operations	$1.01	$0.89	$2.92	$2.57
Discontinued operations	0.00	0.00	0.01	0.01
Diluted earnings per share	$1.01	$0.89	$2.93	$2.58

Weighted average diluted shares outstanding	155.9	159.5	156.6	159.3

Use of Non-GAAP Financial Information

The total segment operating earnings and margin information referenced in the headline and also in the second paragraph of this press release may be considered non-GAAP financial information and is believed to be useful to investors’ understanding and assessment of our business and results of operations. The company evaluates performance and allocates resources based upon, among other considerations, total segment operating earnings and margins. The reference to total segment operating earnings and margins is intended to clarify the impact this measure had on our year-over-year comparative results. The table above reconciles total segment operating earnings to Income from continuing operations before taxes. In addition, the table below provides a further reconciliation of total segment operating margins (unaudited, in millions):

	Three months ended
	June 30
	2011	2010	Change

Total sales	$1,190	$1,208

Total segment operating earnings	$248	$227
As a percent of total sales	20.8%	18.8%	+200 basis points

Income from continuing operations before taxes	$227	$204
As a percent of total sales	19.1%	16.9%	+220 basis points

The following tables summarize total sales by product category and Commercial Systems sales by type of product or service for the three and nine months ended June 30, 2011 and 2010 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2011	2010	2011	2010

Government Systems sales by product category:
Airborne solutions	$488	$460	$1,423	$1,325
Surface solutions	180	294	611	738
Total	$668	$754	$2,034	$2,063

Commercial Systems sales by product category and type of product or service:
Air transport aviation electronics:
Original equipment	$126	$114	$373	$325
Aftermarket1	109	86	319	272
Wide-body in-flight entertainment products and services2	28	33	84	111
Total air transport aviation electronics	263	233	776	708

Business and regional aviation electronics:
Original equipment	159	126	415	349
Aftermarket	100	95	285	240
Total business and regional aviation electronics	259	221	700	589
Total	$522	$454	$1,476	$1,297

Commercial Systems sales by type of product or service:
Total original equipment	$285	$240	$788	$674
Total aftermarket1	209	181	604	512
Wide-body in-flight entertainment products and services2 .	28	33	84	111
Total Commercial Systems sales	$522	$454	$1,476	$1,297

1For the three and nine months ended June 30, 2010, air transport aviation electronics aftermarket sales have been reduced by $6 million and $23 million, respectively to reflect the impact of classifying Rollmet as a discontinued operation.

2For the three and nine months ended June 30, 2010, $23 million and $72 million have been reclassified from air transport aftermarket sales to wide-body in-flight entertainment products and services to conform to current year presentation. Reclassified amounts relate to revenue from twin-aisle IFE services and support activities.

The following tables summarize total Research & Development expenses by segment and funding type for the three and nine months ended June 30, 2011 and 2010 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2011	2010	2011	2010

Research & Development Expense:
Customer-funded:
Government Systems	$110	$108	$336	$318
Commercial Systems	27	19	70	57
Total Customer-funded	$137	$127	$406	$375

Company-funded:
Government Systems	$33	$29	$82	$82
Commercial Systems	57	58	175	172
Total Company-funded	$90	$87	$257	$254

Total Research and Development Expense	$227	$214	$663	$629

Percent of Total Sales	19.1%	17.7%	18.9%	18.7%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30,	Sep. 30,
	2011	2010
Assets
Cash and cash equivalents	$268	$435
Receivables, net	1,029	1,024
Inventories, net	1,212	1,004
Current deferred income taxes	116	129
Other current assets	129	97
Total current assets	2,754	2,689

Property	729	707
Goodwill	787	766
Intangible Assets	314	306
Long-term deferred income taxes	334	389
Other assets	195	207
Total assets	$5,113	$5,064

Liabilities and equity
Short-term debt	$70	$24
Accounts payable	421	420
Compensation and benefits	267	259
Advance payments from customers	275	324
Product warranty costs	155	183
Other current liabilities	252	242
Total current liabilities	1,440	1,452

Long-term debt, net	514	525
Retirement benefits	1,280	1,420
Other liabilities	208	181
Equity	1,671	1,486
Total liabilities and equity	$5,113	$5,064

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2011	2010
Operating Activities:

Net income	$459	$411
Adjustments to arrive at cash provided by operating activities:
Depreciation	78	84
Amortization of intangible assets	28	26
Stock-based compensation expense	18	17
Compensation and benefits paid in common stock	53	48
Excess tax benefit from stock-based compensation	(7)	(13)
Deferred income taxes	68	63
Pension plan contributions	(110)	(108)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(12)	19
Inventories	(245)	(65)
Accounts payable	5	20
Compensation and benefits	10	15
Advance payments from customers	(47)	(19)
Product warranty costs	(28)	(25)
Income taxes	30	2
Other assets and liabilities	(54)	(35)
Cash Provided by Operating Activities	246	440

Investing Activities:

Property additions	(104)	(83)
Acquisition of businesses, net of cash acquired	(17)	(95)
Acquisition of intangible assets	(3)	(5)
Cash provided to customer	(237)	0
Collection of cash provided to customer	237	0
Proceeds from sale of short-term investments	18	0
Other investing activities	3	0
Cash Used for Investing Activities	(103)	(183)

Financing Activities:

Purchases of treasury stock	(277)	(117)
Cash dividends	(112)	(113)
Proceeds from short-term borrowings	70	0
Repayment of short-term borrowings	(24)	0
Proceeds from the exercise of stock options	19	31
Excess tax benefit from stock-based compensation	7	13
Cash Used for Financing Activities	(317)	(186)

Effect of exchange rate changes on cash and cash equivalents	7	(3)

Net Change in Cash and Cash Equivalents	(167)	68

Cash and Cash Equivalents at Beginning of Period	435	235
Cash and Cash Equivalents at End of Period	$268	$303

ROCKWELL COLLINS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)
(in millions, except per share amounts)

The Rollmet product line, which was formerly included within the Commercial Systems segment, has been accounted for as a discontinued operation for the three and nine months ending June 30, 2011 and also for the three and nine months ending June 30, 2010. To further enhance comparability and analysis, the following tables provide the revised presentation of the Commercial Systems segment sales and operating earnings to exclude the Rollmet results, by quarter for the year ended September 30, 2010 and for the quarters ended December 31, 2010 and March 31, 2011. Commercial Systems sales and operating earnings have been revised to conform to the current year presentation.

	Three Months Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Full Year
	2009	2010	2010	2010	2010
Commercial Systems sales
Air transport aviation electronics:
Original equipment	$98	$113	$114	$114	$439
Aftermarket	91	95	86	108	380
Wide-body in-flight entertainment products and services .	43	35	33	34	145
Total air transport aviation electronics	232	243	233	256	964

Business and regional aviation electronics:
Original equipment	103	120	126	117	466
Aftermarket	67	78	95	100	340
Total business and regional aviation electronics	170	198	221	217	806
Total	$402	$441	$454	$473	$1,770

Commercial Systems operating earnings	$66	$68	$74	$79	$287

	Three Months Ended
	Dec. 31,	Mar. 31,
	2010	2011
Commercial Systems sales
Air transport aviation electronics:
Original equipment	$115	$132
Aftermarket	102	108
Wide-body in-flight entertainment products and services .	27	29
Total air transport aviation electronics	244	269

Business and regional aviation electronics:
Original equipment	118	138
Aftermarket	92	93
Total business and regional aviation electronics	210	231
Total	$454	$500

Commercial Systems operating earnings	$82	$91

The following table provides earnings per share amounts for continuing operations and discontinued operations by quarter and for the year ended September 30, 2010 and for the quarters ended December 31, 2010 and March 31, 2011.

	Three Months Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Full Year
	2009	2010	2010	2010	2010
Earnings per share
Continuing operations	$0.75	$0.93	$0.89	$0.93	$3.50
Discontinued operations	0.01	0.00	0.00	0.01	0.02
Total	$0.76	$0.93	$0.89	$0.94	$3.52

	Three Months Ended
	Dec. 31,	Mar. 31,
	2010	2011
Earnings per share
Continuing operations	$0.95	$0.96
Discontinued operations	0.01	0.00
Total	$0.96	$0.96

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